Exhibit Exhibit 99.2.2
For Immediate News Release
July 30, 2018

AVALONBAY COMMUNITIES, INC. ANNOUNCES
SECOND QUARTER 2018 OPERATING RESULTS
AND UPDATES FULL YEAR 2018 FINANCIAL OUTLOOK

(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders for the three months ended June 30, 2018 was $254,662,000. This resulted in an increase in Earnings per Share – diluted (“EPS”) of 53.3% to $1.84 for the three months ended June 30, 2018, from $1.20 for the prior year period.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended June 30, 2018 increased 16.3% to $2.21 from $1.90 for the prior year period. Core FFO per share (as defined in this release) for the three months ended June 30, 2018 increased 6.7% to $2.23 from $2.09 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended June 30, 2018 to its results for the prior year period:

Q2 2018 Results Compared to Q2 2017

	Per Share
	EPS	FFO	Core FFO

Q2 2017 per share reported results	$1.20	$1.90	$2.09
Established and Redevelopment Community NOI (1)	0.06	0.06	0.04
Development and Other Stabilized Community NOI (1)	0.20	0.20	0.20
Capital markets activity	0.08	0.08	(0.08)
Overhead expense and other	(0.03)	(0.03)	(0.02)
Gain on sale of real estate and depreciation expense	0.33	—	—
Q2 2018 per share reported results	$1.84	$2.21	$2.23

(1) Core FFO per share includes the change in lost NOI from casualty losses covered by business interruption insurance. See Attachment 14 for further discussion.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the second quarter of 2018 to its April 2018 outlook:

Second Quarter 2018 Results
Comparison to April 2018 Outlook

	Per Share
	EPS	FFO	Core FFO

Projected per share - April 2018 outlook (1)	$1.94	$2.18	$2.19
Established and Redevelopment Community NOI	0.03	0.03	0.03
Other Stabilized and Development Community NOI	0.01	0.01	0.01
Overhead expense and other	(0.01)	(0.01)	—
Gain on sale of real estate	(0.13)	—	—
Q2 2018 per share reported results	$1.84	$2.21	$2.23

(1) The mid-point of the Company's April 2018 outlook.

For the six months ended June 30, 2018, EPS decreased 1.4% to $2.87 from $2.91 for the prior year period, FFO per share increased 11.2% to $4.38 from $3.94 for the prior year period, and Core FFO per share increased 5.5% to $4.41 from $4.18 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the six months ended June 30, 2018 to its results for the prior year period:

Copyright © 2018 AvalonBay Communities, Inc. All Rights Reserved

YTD 2018 Results
Comparison to YTD 2017

	Per Share
	EPS	FFO	Core FFO

YTD 2017 per share reported results	$2.91	$3.94	$4.18
Established and Redevelopment Community NOI (1)	0.08	0.08	0.05
Development and Other Stabilized Community NOI (1)	0.40	0.40	0.41
Capital markets activity	(0.01)	(0.01)	(0.17)
Joint venture income and management fees	(0.05)	(0.05)	(0.01)
Overhead expense and other	(0.06)	(0.06)	(0.05)
Casualty gain, net	0.08	0.08	—
Gain on sale of real estate and depreciation expense	(0.48)	—	—
YTD 2018 per share reported results	$2.87	$4.38	$4.41

(1) Core FFO per share includes the change in lost NOI from casualty losses covered by business interruption insurance. See Attachment 14 for further discussion.

Operating Results for the Three Months Ended June 30, 2018 Compared to the Prior Year Period

For the Company, total revenue increased by $38,727,000, or 7.3%, to $569,239,000. This increase is primarily due to growth in revenue from stabilized operating communities and Development Communities.

For Established Communities, total revenue increased $10,470,000, or 2.6%, to $420,557,000. Operating expenses for Established Communities increased $2,132,000, or 1.8%, to $121,482,000. NOI for Established Communities increased $8,338,000, or 2.9%, to $299,075,000. Rental revenue for Established Communities increased 2.5%, as a result of an increase in Average Rental Rates of 2.3% and Economic Occupancy of 0.2%. If the Company were to include current and previously completed Redevelopment Communities as part of its Established Communities portfolio, the increase in Established Communities' rental revenue would have remained consistent at 2.5%.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the three months ended June 30, 2018 compared to the three months ended June 30, 2017:

Q2 2018 Compared to Q2 2017
	Rental Revenue (1)	Opex (2)	NOI	% of NOI (3)
New England	2.5%	(0.8)%	4.3%	13.7%
Metro NY/NJ	1.5%	2.1%	1.2%	23.3%
Mid-Atlantic	1.8%	(1.8)%	3.5%	16.8%
Pacific NW	2.3%	5.2%	1.5%	5.5%
No. California	2.6%	3.0%	2.5%	20.0%
So. California	4.4%	4.7%	4.3%	20.7%
Total	2.5%	1.8%	2.9%	100.0%

(1) See Attachment 4, Quarterly Rental Revenue and Occupancy Changes, for additional detail.

(2) See Attachment 7, Operating Expenses ("Opex"), for discussion of variances.

(3) Represents each region's % of total NOI for Q2 2018, including amounts related to communities that have been sold or that are classified as held for sale.

Operating Results for the Six Months Ended June 30, 2018 Compared to the Prior Year Period

For the Company, total revenue increased by $77,195,000, or 7.3%, to $1,130,032,000. This increase is primarily due to growth in revenue from stabilized operating communities and Development Communities.

For Established Communities, total revenue increased $20,232,000, or 2.5%, to $836,329,000. Operating expenses for Established Communities increased $8,291,000, or 3.5%, to $243,332,000. NOI for Established Communities increased $11,941,000, or 2.1%, to $592,997,000. Rental revenue for Established Communities increased 2.5%, as a result of an increase in Average Rental Rates of 2.4% and Economic Occupancy of 0.1%. If the Company were to include current and previously completed Redevelopment Communities as part of its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 2.4%.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the six months ended June 30, 2018 compared to the six months ended June 30, 2017:

Copyright © 2018 AvalonBay Communities, Inc. All Rights Reserved

YTD 2018 Compared to YTD 2017
	Rental Revenue (1)	Opex (2)	NOI	% of NOI (3)
New England	2.6%	1.8%	3.1%	13.8%
Metro NY/NJ	1.6%	2.8%	1.1%	23.4%
Mid-Atlantic	1.3%	0.1%	1.9%	16.6%
Pacific NW	3.0%	10.2%	0.4%	5.5%
No. California	2.5%	3.5%	2.2%	20.0%
So. California	4.2%	7.3%	3.1%	20.7%
Total	2.5%	3.5%	2.1%	100.0%

(1) See Attachment 6, YTD Rental Revenue and Occupancy Changes, for additional detail.

(2) See Attachment 7, Operating Expenses ("Opex"), for discussion of variances.

(3) Represents each region's % of total NOI for YTD 2018, including amounts related to communities that have been sold or that are classified as held for sale.

Development Activity

During the three months ended June 30, 2018, the Company completed the development of two communities:

•	AVA Wheaton, located in Wheaton, MD; and

•	Avalon Maplewood, located in Maplewood, NJ.

These communities contain an aggregate of 554 apartment homes and were constructed for an aggregate Total Capital Cost of $141,000,000.

The Company started the construction of three communities:

•	Avalon Saugus, located in Saugus, MA;

•	Avalon Doral, located in Doral, FL; and

•	Avalon Norwood, located in Norwood, MA.

These communities are expected to contain a total of 828 apartment homes and 23,000 square feet of retail space when completed and will be developed for an aggregate estimated Total Capital Cost of $265,000,000.

During the six months ended June 30, 2018, the Company completed the development of five communities containing an aggregate of 1,324 apartment homes, for an aggregate Total Capital Cost of $428,000,000.

At June 30, 2018, the Company had 19 communities under construction that in the aggregate are expected to contain 6,048 apartment homes and 120,000 square feet of retail space. Estimated Total Capital Cost at completion is $2,768,000,000, including the Company's share of communities being developed through joint ventures.

The projected Total Capital Cost of Development Rights at June 30, 2018 decreased to $3.5 billion from $3.7 billion at March 31, 2018.

Disposition Activity

During the three and six months ended June 30, 2018, the Company sold four wholly-owned operating communities:

•	Avalon Blue Hills, located in Randolph, MA;

•	Avalon Canton at Blue Hills, located in Canton, MA;

•	Eaves North Quincy, located in Quincy, MA; and

•	Avalon Anaheim Stadium, located in Anaheim, CA.

These communities contain an aggregate of 947 apartment homes and 12,000 square feet of retail space and were sold for $307,100,000 and a weighted average Initial Year Market Cap Rate of 4.7%, resulting in a gain in accordance with GAAP of $105,211,000 and an Economic Gain of $59,684,000.

Liquidity and Capital Markets

At June 30, 2018, the Company did not have any borrowings outstanding under its $1,500,000,000 unsecured credit facility, and had $349,897,000 in unrestricted cash and cash in escrow.

The Company’s annualized Net Debt-to-Core EBITDAre (as defined in this release) for the second quarter of 2018 was 5.0 times.

During the six months ended June 30, 2018, the Company issued $300,000,000 principal amount of unsecured notes in a public offering under its existing shelf registration statement for net proceeds of $296,210,000. The notes mature in April 2048 and were issued with a 4.35% coupon. The effective interest rate of the notes for the first ten years is 3.97%, including the impact of an interest rate hedge and offering costs, and for the remainder of the term the effective interest rate will be 4.39%.

Copyright © 2018 AvalonBay Communities, Inc. All Rights Reserved

Third Quarter and Full Year 2018 Financial Outlook

For its third quarter and full year 2018 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook (1)
	Q3 2018			Full Year 2018
	Low		High	Low		High
Projected EPS	$1.63	-	$1.69	$6.11	-	$6.31
Projected FFO per share	$2.20	-	$2.26	$8.82	-	$9.02
Projected Core FFO per share	$2.22	-	$2.28	$8.87	-	$9.07

(1) See Attachment 14 for reconciliations of Projected FFO per share and Projected Core FFO per share to Projected EPS.

The following table compares the Company's July 2018 Outlook for EPS, FFO per share and Core FFO per share for the full year 2018 to its January 2018 outlook:

July 2018 Full Year Outlook
Comparison to January 2018 Outlook

	Per Share
	EPS	FFO	Core FFO

Projected per share - January 2018 outlook (1)	$6.03	$8.87	$8.93
Established and Redevelopment Community NOI	0.04	0.04	0.04
Capital markets activity	0.01	0.01	0.01
Overhead expense and other	—	—	(0.01)
Gain on sale of real estate and depreciation expense	0.13	—	—
Projected per share - July 2018 outlook (1)	$6.21	$8.92	$8.97

(1) The mid-point of the Company's outlook.

Further detail of the Company's full year 2018 outlook is available on Attachment 13.

Other Matters

The Company will hold a conference call on July 31, 2018 at 11:00 AM ET to review and answer questions about this release, its second quarter 2018 results, the Attachments (described below) and related matters. To participate on the call, dial 877-260-1479 domestically and 334-323-0522 internationally and use conference id: 9885562.

To hear a replay of the call, which will be available from July 31, 2018 at 4:00 PM ET to August 7, 2018 at 4:00 PM ET, dial 888-203-1112 domestically and 719-457-0820 internationally and use conference id: 9885562. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least seven days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on July 31, 2018. These supplemental materials will be available on the Company's website for 30 days following the earnings call.

About AvalonBay Communities, Inc.

As of June 30, 2018, the Company owned or held a direct or indirect ownership interest in 287 apartment communities containing 84,043 apartment homes in 12 states and the District of Columbia, of which 19 communities were under development and 16 communities were under redevelopment. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas primarily in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and the Northern and Southern California regions of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Vice President of Investor Relations, at 703-317-4681.

Copyright © 2018 AvalonBay Communities, Inc. All Rights Reserved

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following, among others: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; and our assumptions and expectations in our financial outlook may prove to be too optimistic. Additional discussions of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2018 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 14, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 14 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

Copyright © 2018 AvalonBay Communities, Inc. All Rights Reserved

Avalon Great Neck
Great Neck, NY

AVA NoMa
Washington, DC

eaves Rancho Penasquitos
San Diego, CA

SECOND QUARTER 2018

Supplemental Operating and Financial Data

AvalonBay offers three distinct brands – **Avalon**, **AVA** and **eaves by Avalon** - each targeted to different customer segments with unique needs and preferences. This brand portfolio helps us reach new customers and better serve our existing residents.

AvalonBay
COMMUNITIES

 SECOND QUARTER 2018

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Condensed Consolidated Operating Information...........................................................................................................	Attachment 1
Condensed Consolidated Balance Sheets....................................................................................................................	Attachment 2
Sequential Operating Information by Business Segment..............................................................................................	Attachment 3

Market Profile - Established Communities
Quarterly Rental Revenue and Occupancy Changes....................................................................................................	Attachment 4
Sequential Quarterly Rental Revenue and Occupancy Changes..................................................................................	Attachment 5
Year to Date Rental Revenue and Occupancy Changes...............................................................................................	Attachment 6
Operating Expenses ("Opex")........................................................................................................................................	Attachment 7

Development, Joint Venture and Debt Profile
Expensed Community Maintenance Costs and Capitalized Community Expenditures.................................................	Attachment 8
Development Communities............................................................................................................................................	Attachment 9
Future Development......................................................................................................................................................	Attachment 10
Unconsolidated Real Estate Investments......................................................................................................................	Attachment 11
Debt Structure and Select Debt Metrics.........................................................................................................................	Attachment 12

Financial Outlook
2018 Financial Outlook.................................................................................................................................................	Attachment 13

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms...................................................	Attachment 14

The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the following attachments, including but not limited to Attachments 9, 10, 13 and 14, are forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company's development, redevelopment, construction, and lease-up activities which could impact the forward-looking statements are discussed in the paragraph titled "Forward-Looking Statements" in the release that accompanies these attachments. Among other risks, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and the Company's Quarterly Reports on Form 10-Q for subsequent quarters, could cause actual results to differ materially from such projections and estimates.

Attachment 1
AvalonBay Communities, Inc.
Condensed Consolidated Operating Information
June 30, 2018
(Dollars in thousands except per share data)
(unaudited)

	Q2	Q2		YTD	YTD
	2018	2017	% Change	2018	2017	% Change
Revenue:
Rental and other income	$568,285	$529,414	7.3%	$1,128,191	$1,050,539	7.4%
Management, development and other fees	954	1,098	(13.1)%	1,841	2,298	(19.9)%
Total	569,239	530,512	7.3%	1,130,032	1,052,837	7.3%
Operating expenses:
Direct property operating expenses, excluding property taxes	110,351	107,702	2.5%	221,758	211,934	4.6%
Property taxes	59,994	53,566	12.0%	119,891	106,497	12.6%
Property management and other indirect operating expenses	19,879	17,530	13.4%	38,854	35,020	10.9%
Total operating expenses	190,224	178,798	6.4%	380,503	353,451	7.7%

Interest expense, net	(56,585)	(50,102)	12.9%	(111,698)	(99,397)	12.4%
Loss on extinguishment of debt, net	(642)	(24,162)	(97.3)%	(1,039)	(24,162)	(95.7)%
General and administrative expense	(14,502)	(14,005)	3.5%	(28,166)	(27,231)	3.4%
Joint venture income (1)	789	1,146	(31.2)%	2,529	17,819	(85.8)%
Investments and investment management	(1,529)	(1,455)	5.1%	(3,172)	(2,776)	14.3%
Expensed acquisition, development and other pursuit costs, net of recoveries	(889)	(570)	56.0%	(1,689)	(1,298)	30.1%
Depreciation expense	(156,685)	(141,439)	10.8%	(315,743)	(282,060)	11.9%
Casualty and impairment gain (loss), net (2)	—	—	—%	58	(11,688)	N/A
Gain on sale of communities	105,201	44,067	138.7%	105,201	132,016	(20.3)%
Gain on other real estate transactions	370	—	100.0%	323	366	(11.7)%
Net income	254,543	165,194	54.1%	396,133	400,975	(1.2)%

Net loss attributable to noncontrolling interests	119	31	283.9%	172	125	37.6%
Net income attributable to common stockholders	$254,662	$165,225	54.1%	$396,305	$401,100	(1.2)%

Net income attributable to common stockholders per common share - basic	$1.84	$1.20	53.3%	$2.87	$2.91	(1.4)%
Net income attributable to common stockholders per common share - diluted	$1.84	$1.20	53.3%	$2.87	$2.91	(1.4)%

FFO (3)	$305,761	$262,296	16.6%	$605,898	$542,493	11.7%
Per common share - diluted	$2.21	$1.90	16.3%	$4.38	$3.94	11.2%

Core FFO (3)	$307,617	$288,389	6.7%	$609,413	$575,761	5.8%
Per common share - diluted	$2.23	$2.09	6.7%	$4.41	$4.18	5.5%

Dividends declared - common	$203,181	$196,078	3.6%	$406,347	$391,735	3.7%
Per common share	$1.47	$1.42	3.5%	$2.94	$2.84	3.5%

Average shares and participating securities outstanding - basic	138,234,894	137,971,632	0.2%	138,209,563	137,711,549	0.4%
Average shares outstanding - diluted	138,215,010	138,173,151	—%	138,184,295	137,853,625	0.2%
Total outstanding common shares and operating partnership units	138,225,759	138,090,781	0.1%	138,225,759	138,090,781	0.1%

(1)	Joint venture income includes amounts related to disposition activity as well as amounts earned for the Company's promoted interest.

(2)
Amount for the six months ended June 30, 2017 includes an impairment charge for a land parcel the Company had acquired for development and sold in July 2017, and the Maplewood casualty loss, partially offset by property damage insurance proceeds.

(3)	See Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 2

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
June 30, 2018
(Dollars in thousands)
(unaudited)

	June 30,	December 31,
	2018	2017

Real estate	$20,523,506	$20,561,272
Less accumulated depreciation	(4,459,341)	(4,218,379)

Net operating real estate	16,064,165	16,342,893
Construction in progress, including land	1,525,123	1,306,300
Land held for development	130,802	68,364
Real estate assets held for sale, net	140,507	—

Total real estate, net	17,860,597	17,717,557

Cash and cash equivalents	101,565	67,088
Cash in escrow (1)	248,332	134,818
Resident security deposits	34,474	32,686
Investments in unconsolidated real estate entities	165,421	163,475
Other assets	260,619	299,197

Total assets	$18,671,008	$18,414,821

Unsecured notes, net	$6,152,243	$5,852,764
Unsecured credit facility	—	—
Notes payable, net	1,419,035	1,476,706
Resident security deposits	61,505	58,473
Other liabilities	634,030	632,776
Total liabilities	8,266,813	8,020,719

Redeemable noncontrolling interests	6,007	6,056
Equity	10,398,188	10,388,046

Total liabilities and equity	$18,671,008	$18,414,821

(1)	Amount as of June 30, 2018 includes $110,896 related to proceeds from dispositions held in escrow for planned tax deferred exchange activity.

Attachment 3
AvalonBay Communities, Inc.
Sequential Operating Information by Business Segment (1)
June 30, 2018
(Dollars in thousands, except per home data)
(unaudited)

	Total	Quarter Ended	Quarter Ended	Quarter Ended
	Apartment	June	March	December
	Homes	30, 2018	31, 2018	31, 2017
RENTAL REVENUE (2)
Established (3)	56,051	$420,363	$415,624	$415,410
Other Stabilized (3) (4)	9,593	68,882	67,282	63,993
Redevelopment (3)	7,070	53,159	52,779	52,724
Development (3)	8,065	18,601	15,112	11,206
Total Consolidated Communities	80,779	$561,005	$550,797	$543,333

OPERATING EXPENSE
Established		$121,482	$121,852	$116,589
Other Stabilized (4)		21,692	22,342	19,363
Redevelopment		18,180	18,485	17,625
Development		6,655	5,618	4,801
Total Consolidated Communities		$168,009	$168,297	$158,378

NOI (3)
Established		$299,075	$293,922	$299,035
Other Stabilized (4)		47,264	45,386	44,662
Redevelopment		35,190	34,335	35,137
Development		11,957	9,496	6,407
Total Consolidated Communities		$393,486	$383,139	$385,241

AVERAGE REVENUE PER OCCUPIED HOME (5)
Established		$2,597	$2,571	$2,569
Other Stabilized (4)		$2,491	$2,447	$2,422
Redevelopment		$2,650	$2,624	$2,622

ECONOMIC OCCUPANCY (3) (5)
Established		96.2%	96.1%	96.2%
Other Stabilized (4)		95.9%	95.4%	94.2%
Redevelopment		94.6%	94.8%	94.8%

ESTABLISHED COMMUNITIES TURNOVER (6)
Current year period / Prior year period		57.5% / 61.7%	43.6% / 44.8%	45.3% / 47.3%
Current year period YTD / Prior year period YTD		50.6% / 53.3%		54.5% / 54.0%

(1)	Includes consolidated communities and excludes amounts related to communities that have been sold or that are classified as held for sale.
(2)	Rental revenue excludes non-qualified REIT income and business interruption insurance proceeds.
(3)	See Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(4)
Results for these communities for quarters prior to January 1, 2018 may reflect community operations prior to stabilization, including periods of lease-up, such that occupancy levels are below what would be considered stabilized.

(5)	For per home rent projections and Economic Occupancy for Development Communities currently under construction and/or completed in Q2 2018, see Attachment 9 - Development Communities.
(6)	Turnover represents the annualized number of units turned over during the period, divided by the total number of apartment homes for Established Communities for the respective reporting period.

ESTABLISHED COMMUNITIES LIKE-TERM EFFECTIVE RENT CHANGE (3)

	Q2 2018	Q2 2017
New England	3.5%	4.0%
Metro NY/NJ	1.9%	1.9%
Mid-Atlantic	2.0%	2.1%
Pacific NW	3.0%	7.1%
No. California	3.9%	1.9%
So. California	2.9%	4.3%
Total	2.8%	2.9%

Attachment 4
AvalonBay Communities, Inc.
Quarterly Rental Revenue and Occupancy Changes - Established Communities (1)
June 30, 2018
(unaudited)

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000s)
												% Change
		Q2 18	Q2 17	% Change	Q2 18	Q2 17	% Change	Q2 18	Q2 17	% Change		incl. Redev (4)
New England
Boston, MA	6,175	$2,513	$2,435	3.2%	95.9%	96.2%	(0.3)%	$44,653	$43,381	2.9%		2.9%
Fairfield-New Haven, CT	1,970	2,460	2,427	1.4%	96.2%	96.3%	(0.1)%	13,987	13,810	1.3%		1.3%
New England	8,145	2,500	2,434	2.7%	96.0%	96.2%	(0.2)%	58,640	57,191	2.5%		2.6%

Metro NY/NJ
New York City, NY	4,033	3,811	3,768	1.1%	95.9%	96.7%	(0.8)%	44,200	44,061	0.3%		(0.4)%
New York - Suburban	3,233	3,084	3,039	1.5%	96.3%	95.4%	0.9%	28,808	28,144	2.4%		2.3%
New Jersey	4,424	2,518	2,463	2.2%	96.3%	96.2%	0.1%	32,184	31,455	2.3%		2.2%
Metro NY/NJ	11,690	3,121	3,072	1.6%	96.1%	96.2%	(0.1)%	105,192	103,660	1.5%		1.1%

Mid-Atlantic
Washington Metro/Baltimore, MD	9,465	2,208	2,173	1.6%	95.9%	95.7%	0.2%	60,149	59,070	1.8%		1.8%
Mid-Atlantic	9,465	2,208	2,173	1.6%	95.9%	95.7%	0.2%	60,149	59,070	1.8%		1.8%

Pacific Northwest
Seattle, WA	3,256	2,274	2,225	2.2%	95.9%	95.8%	0.1%	21,296	20,818	2.3%		2.4%
Pacific Northwest	3,256	2,274	2,225	2.2%	95.9%	95.8%	0.1%	21,296	20,818	2.3%		2.4%

Northern California
San Jose, CA	4,197	2,782	2,723	2.2%	97.3%	96.7%	0.6%	34,086	33,157	2.8%		3.7%
Oakland-East Bay, CA	3,252	2,579	2,520	2.3%	96.4%	96.6%	(0.2)%	24,257	23,760	2.1%		2.0%
San Francisco, CA	3,349	3,408	3,339	2.1%	96.6%	95.8%	0.8%	33,080	32,159	2.9%		2.9%
Northern California	10,798	2,915	2,853	2.2%	96.8%	96.4%	0.4%	91,423	89,076	2.6%		3.0%

Southern California
Los Angeles, CA	8,027	2,357	2,269	3.9%	96.5%	95.6%	0.9%	54,805	52,286	4.8%		4.7%
Orange County, CA	2,443	2,133	2,087	2.2%	95.6%	95.7%	(0.1)%	14,945	14,633	2.1%		1.4%
San Diego, CA	2,227	2,168	2,073	4.6%	96.0%	95.5%	0.5%	13,913	13,232	5.1%		5.1%
Southern California	12,697	2,281	2,200	3.7%	96.3%	95.6%	0.7%	83,663	80,151	4.4%		4.2%

Total Established	56,051	$2,597	$2,539	2.3%	96.2%	96.0%	0.2%	$420,363	$409,966	2.5%	(3)	2.5%

(1)	Established Communities are communities with Stabilized Operations as of January 1, 2017 such that a comparison of Q2 2017 to Q2 2018 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)
With concessions reflected on a cash basis, rental revenue from Established Communities increased 2.3% from Q2 2017 to Q2 2018. The increase in rental revenue on an accrual basis is greater than the increase on a cash basis from Q2 2017 to Q2 2018 due to a decrease in the amount of concessions being amortized as compared to the prior year period, with the amount of concessions amortized in a calendar quarter typically a function of concessions granted during the preceding 12 month period.

(4)	Represents the change in rental revenue if the Company were to include planned, current and previously completed Redevelopment Communities as part of its Established Communities portfolio.

Attachment 5
AvalonBay Communities, Inc.
Sequential Quarterly Rental Revenue and Occupancy Changes - Established Communities (1)
June 30, 2018
 (unaudited)

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000s)
											% Change
		Q2 18	Q1 18	% Change	Q2 18	Q1 18	% Change	Q2 18	Q1 18	% Change	incl. Redev (3)
New England
Boston, MA	6,175	$2,513	$2,495	0.7%	95.9%	95.5%	0.4%	$44,653	$44,143	1.2%	1.0%
Fairfield-New Haven, CT	1,970	2,460	2,439	0.9%	96.2%	96.3%	(0.1)%	13,987	13,888	0.7%	0.7%
New England	8,145	2,500	2,482	0.7%	96.0%	95.7%	0.3%	58,640	58,031	1.0%	0.9%

Metro NY/NJ
New York City, NY	4,033	3,811	3,790	0.6%	95.9%	95.8%	0.1%	44,200	43,926	0.6%	0.3%
New York - Suburban	3,233	3,084	3,042	1.4%	96.3%	95.9%	0.4%	28,808	28,298	1.8%	1.8%
New Jersey	4,424	2,518	2,483	1.4%	96.3%	96.5%	(0.2)%	32,184	31,812	1.2%	1.3%
Metro NY/NJ	11,690	3,121	3,088	1.1%	96.1%	96.1%	0.0%	105,192	104,036	1.1%	1.0%

Mid-Atlantic
Washington Metro/Baltimore, MD	9,465	2,208	2,171	1.7%	95.9%	95.9%	0.0%	60,149	59,127	1.7%	1.7%
Mid-Atlantic	9,465	2,208	2,171	1.7%	95.9%	95.9%	0.0%	60,149	59,127	1.7%	1.7%

Pacific Northwest
Seattle, WA	3,256	2,274	2,252	1.0%	95.9%	96.3%	(0.4)%	21,296	21,188	0.5%	0.8%
Pacific Northwest	3,256	2,274	2,252	1.0%	95.9%	96.3%	(0.4)%	21,296	21,188	0.5%	0.8%

Northern California
San Jose, CA	4,197	2,782	2,744	1.4%	97.3%	97.2%	0.1%	34,086	33,581	1.5%	1.9%
Oakland-East Bay, CA	3,252	2,579	2,557	0.9%	96.4%	96.5%	(0.1)%	24,257	24,083	0.7%	0.7%
San Francisco, CA	3,349	3,408	3,373	1.0%	96.6%	96.5%	0.1%	33,080	32,699	1.2%	1.2%
Northern California	10,798	2,915	2,883	1.1%	96.8%	96.8%	0.0%	91,423	90,363	1.2%	1.3%

Southern California
Los Angeles, CA	8,027	2,357	2,336	0.9%	96.5%	96.1%	0.4%	54,805	54,065	1.4%	1.2%
Orange County, CA	2,443	2,133	2,130	0.1%	95.6%	96.3%	(0.7)%	14,945	15,036	(0.6)%	0.0%
San Diego, CA	2,227	2,168	2,150	0.8%	96.0%	95.9%	0.1%	13,913	13,778	1.0%	1.0%
Southern California	12,697	2,281	2,264	0.8%	96.3%	96.1%	0.2%	83,663	82,879	0.9%	1.0%

Total Established	56,051	$2,597	$2,571	1.0%	96.2%	96.1%	0.1%	$420,363	$415,624	1.1%	1.1%

(1)	Established Communities are communities with Stabilized Operations as of January 1, 2017.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)	Represents the change in rental revenue if the Company were to include planned, current and previously completed Redevelopment Communities as part of its Established Communities portfolio.

Attachment 6
AvalonBay Communities, Inc.
Year To Date Rental Revenue and Occupancy Changes - Established Communities (1)
June 30, 2018

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000's)

		Year to Date 2018	Year to Date 2017	% Change	Year to Date 2018	Year to Date 2017	% Change	Year to Date 2018	Year to Date 2017	% Change		% Change incl. Redev (4)
New England
Boston, MA	6,175	$2,504	$2,421	3.4%	95.7%	96.1%	(0.4)%	$88,796	$86,232	3.0%		2.8%
Fairfield-New Haven, CT	1,970	2,450	2,416	1.4%	96.3%	96.1%	0.2%	27,874	27,433	1.6%		1.6%
New England	8,145	2,491	2,420	2.9%	95.8%	96.1%	(0.3)%	116,670	113,665	2.6%		2.6%

Metro NY/NJ
New York City, NY	4,033	3,800	3,756	1.2%	95.8%	96.3%	(0.5)%	88,126	87,512	0.7%		(0.1)%
New York - Suburban	3,233	3,063	3,016	1.6%	96.1%	95.9%	0.2%	57,106	56,111	1.8%		1.9%
New Jersey	4,424	2,501	2,443	2.4%	96.4%	96.1%	0.3%	63,996	62,335	2.7%		2.5%
Metro NY/NJ	11,690	3,105	3,055	1.6%	96.1%	96.1%	0.0%	209,228	205,958	1.6%		1.3%

Mid-Atlantic
Washington Metro/Baltimore, MD	9,465	2,190	2,162	1.3%	95.9%	95.9%	0.0%	119,276	117,756	1.3%		1.2%
Mid-Atlantic	9,465	2,190	2,162	1.3%	95.9%	95.9%	0.0%	119,276	117,756	1.3%		1.2%

Pacific Northwest
Seattle, WA	3,256	2,263	2,198	3.0%	96.1%	96.1%	0.0%	42,484	41,266	3.0%		2.9%
Pacific Northwest	3,256	2,263	2,198	3.0%	96.1%	96.1%	0.0%	42,484	41,266	3.0%		2.9%

Northern California
San Jose, CA	4,197	2,763	2,711	1.9%	97.3%	96.8%	0.5%	67,667	66,071	2.4%		3.1%
Oakland-East Bay, CA	3,252	2,568	2,507	2.4%	96.5%	96.6%	(0.1)%	48,340	47,236	2.3%		2.2%
San Francisco, CA	3,349	3,391	3,329	1.9%	96.5%	95.8%	0.7%	65,779	64,103	2.6%		2.6%
Northern California	10,798	2,899	2,840	2.1%	96.8%	96.4%	0.4%	181,786	177,410	2.5%		2.7%

Southern California
Los Angeles, CA	8,027	2,347	2,251	4.3%	96.3%	96.2%	0.1%	108,870	104,315	4.4%		4.4%
Orange County, CA	2,443	2,132	2,078	2.6%	95.9%	95.8%	0.1%	29,981	29,194	2.7%		1.8%
San Diego, CA	2,227	2,159	2,063	4.7%	96.0%	95.4%	0.6%	27,692	26,311	5.2%		5.2%
Southern California	12,697	2,273	2,186	4.0%	96.2%	96.0%	0.2%	166,543	159,820	4.2%		4.0%

Total Established	56,051	$2,584	$2,524	2.4%	96.2%	96.1%	0.1%	$835,987	$815,875	2.5%	(3)	2.4%

(1)	Established Communities are communities with Stabilized Operations as of January 1, 2017 such that a comparison of year to date 2017 to year to date 2018 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)
With concessions reflected on a cash basis, rental revenue from Established Communities increased 2.2% between years. The increase in rental revenue on an accrual basis is greater than the increase on a cash basis from YTD 2017 to YTD 2018 due to a decrease in the amount of concessions being amortized as compared to the prior year period, with the amount of concessions amortized in a reporting period typically a function of concessions granted during the preceding 12 month period.

(4)	Represents the change in rental revenue if the Company were to include planned, current and previously completed Redevelopment Communities as part of its Established Communities portfolio.

Attachment 7
AvalonBay Communities, Inc.
Operating Expenses ("Opex") - Established Communities (1)
June 30, 2018
(Dollars in thousands)
(unaudited)

	Q2 2018	Q2 2017	% Change	Q2 2018 % of Total Opex	Year to Date 2018	Year to Date 2017	% Change	Year to Date 2018 % of Total Opex

Property taxes (2)	$41,902	$39,291	6.6%	34.5%	$83,636	$78,104	7.1%	34.4%
Payroll (3)	26,994	27,087	(0.3)%	22.2%	55,682	53,937	3.2%	22.9%
Repairs & maintenance	20,819	20,530	1.4%	17.2%	38,394	38,233	0.4%	15.8%
Office operations (4)	14,114	14,873	(5.1)%	11.6%	28,878	29,632	(2.5)%	11.9%
Utilities (5)	10,589	10,196	3.9%	8.7%	22,779	21,665	5.1%	9.3%
Insurance (6)	4,294	4,527	(5.1)%	3.5%	8,792	8,070	8.9%	3.6%
Marketing (7)	2,770	2,846	(2.7)%	2.3%	5,171	5,400	(4.2)%	2.1%
Total Established Communities Operating Expenses	$121,482	$119,350	1.8%	100.0%	$243,332	$235,041	3.5%	100.0%

(1)
Operating expenses for Established Communities exclude indirect costs for off-site corporate-level property management related expenses and other support-related expenses. See Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)
Property taxes increased for the three and six months ended June 30, 2018 over the prior year periods primarily due to increased assessments in the Company's East Coast markets and the Pacific Northwest, as well as successful appeals in the California markets in the prior year periods.

(3)	Payroll costs increased for the six months ended June 30, 2018 over the prior year period primarily due to merit increases in associate compensation.

(4)
Office operations includes administrative costs, land lease expense, bad debt expense and association and license fees. The decreases for the three and six months ended June 30, 2018 from the prior year periods are primarily due to decreased land lease expense from the purchase of land previously subject to a ground lease. The decrease for the three months ended June 30, 2018 is also due to a decrease in bad debt expense.

(5)
Utilities represents aggregate utility costs, net of resident reimbursements. The increases for the three and six months ended June 30, 2018 over the prior year periods are primarily due to increased trash removal costs primarily in the Company's West Coast markets, as well as higher rates and consumption for gas in the Company’s Northeast markets, and are partially offset by decreased consumption for electricity. The increase for the six months ended June 30, 2018 is also partially due to increased water and sewer expense, net of resident reimbursements.

(6)
Insurance costs consist of premiums, expected claims activity and associated reductions from receipt of claims recoveries. The decrease for the three months ended June 30, 2018 from the prior year period is primarily due to the timing of claims, partially offset by increased property insurance premiums. The increase for the six months ended June 30, 2018 over the prior year period is primarily due to increased property insurance premiums and deductibles, and the timing of claims. Insurance costs can be variable due to the amounts and timing of estimated and actual claim activity and the related recoveries received.

(7)
Marketing costs decreased for the three and six months ended June 30, 2018 from the prior year periods primarily due to a decrease in call center costs resulting from increased internet based tour scheduling.

Attachment 8
AvalonBay Communities, Inc.
Expensed Community Maintenance Costs and Capitalized Community Expenditures
June 30, 2018
(Dollars in thousands except per home data)
(unaudited)

		YTD 2018 Maintenance Expensed Per Home					Categorization of YTD 2018 Additional Capitalized Value (2)
Current Communities (1)	Apartment Homes (1)	Carpet Replacement		Other Maintenance (3)		Total	Acquisitions, Construction, Redevelopment & Dispositions (4)		NOI Enhancing (5)(6)	Asset Preservation (5)	YTD 2018 Additional Capitalized Value	NOI Enhancing per home	Asset Preservation per home

Established Communities	56,051	$65		$1,102		$1,167	$—	(7)	$4,152	$29,284	$33,436	$74	$522
Other Stabilized Communities	9,593	61		1,045		1,106	16,933	(8)	1,710	1,874	20,517	$178	$195
Redevelopment Communities (9)	7,070	40		1,241		1,281	111,684		—	—	111,684	—	—
Development Communities (9)	8,065	1		325		326	374,982		—	—	374,982	—	—
Dispositions	—	—		—		—	(183,861)		—	—	(183,861)	—	—
Total	80,779	$56	(10)	$1,030	(10)	$1,086	$319,738		$5,862	$31,158	$356,758	N/A	N/A

(1)	Includes consolidated communities and excludes communities that have been sold or that are classified as held for sale.
(2)
Policy is to capitalize expenditures for the acquisition or development of new assets or expenditures that extend the life of existing assets that will benefit the Company for periods greater than a year.

(3)	Other maintenance includes maintenance, landscaping and redecorating costs.
(4)	Includes the impact of the write-off of impaired assets and additional capitalized spend related to recognized casualty and impairment loss.
(5)	See Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(6)
Includes $923 in rebates received during the six months ended June 30, 2018, primarily related to NOI Enhancing Capex incurred during 2017. Additionally, Established Communities includes $2,263 and Other Stabilized Communities includes $1,329 related to retail space.

(7)	Represents redevelopment that is primarily focused on the exterior and/or common area and therefore is included in the Established Community portfolio and not classified as Redevelopment.
(8)	Represents acquired communities, coupled with commitment close-outs and construction true-ups on recently constructed communities.
(9)	Represents communities that were under construction/reconstruction during the period, including communities where construction/reconstruction has been completed.
(10)	Total maintenance expensed per home excludes maintenance costs related to dispositions.

Other Capitalized Costs
	Interest	Overhead
Q3 2017	$16,223	$12,076
Q4 2017	$13,097	$11,533
Q1 2018	$13,164	$12,524
Q2 2018	$14,567	$11,538

Attachment 9
AvalonBay Communities, Inc.
Development Communities as of June 30, 2018
(unaudited)

Community Information			Number	Total	Schedule				Avg Rent	%	%	%	%
			of	Capital				Full Qtr	Per	Complete	Leased	Occupied	Economic
			Apt	Cost		Initial		Stabilized	Home				Occ.
Development Name		Location	Homes	(millions) (1)	Start	Occupancy	Complete	Ops (1)	(1)	As of July 13, 2018			Q2 '18 (1)

	High Rise Communities:
1.	15 West 61st Street (2)	New York, NY	172	$604	Q4 2016	Q2 2019	Q4 2019	Q2 2020	$10,730	—	—	—	—
2.	Avalon Belltown Towers (2)	Seattle, WA	275	147	Q4 2016	Q3 2019	Q4 2019	Q2 2020	3,510	—	—	—	—
3.	Avalon Towson	Towson, MD	371	114	Q4 2017	Q1 2020	Q4 2020	Q2 2021	2,065	—	—	—	—
	High Rise Under Construction Subtotal / Weighted Average		818	$865					$4,375

	High Rise Weighted Average Projected NOI as a % of Total Capital Cost (1)			4.9%

	Mid Rise Communities:
1.	Avalon Dogpatch	San Francisco, CA	326	$203	Q4 2015	Q3 2017	Q3 2018	Q4 2018	$4,220	96%	94%	90%	71%
2.	AVA North Point (3)	Cambridge, MA	265	114	Q2 2016	Q1 2018	Q3 2018	Q1 2019	2,995	91%	75%	60%	38%
3.	Avalon Boonton	Boonton, NJ	350	91	Q3 2016	Q2 2019	Q1 2020	Q3 2020	2,390	—	—	—	—
4.	Avalon Public Market	Emeryville, CA	289	149	Q4 2016	Q1 2019	Q3 2019	Q1 2020	3,605	—	—	—	—
5.	Avalon Teaneck	Teaneck, NJ	248	73	Q4 2016	Q3 2019	Q1 2020	Q3 2020	2,510	—	—	—	—
6.	AVA Hollywood (2)	Hollywood, CA	695	365	Q4 2016	Q2 2019	Q2 2020	Q4 2020	3,380	—	—	—	—
7.	AVA Esterra Park	Redmond, WA	323	91	Q2 2017	Q4 2018	Q3 2019	Q1 2020	2,060	—	—	—	—
8.	Avalon at the Hingham Shipyard II	Hingham, MA	190	64	Q2 2017	Q4 2018	Q2 2019	Q4 2019	2,605	—	—	—	—
9.	Avalon Yonkers	Yonkers, NY	590	188	Q4 2017	Q4 2019	Q2 2021	Q3 2021	2,750	—	—	—	—
10.	Avalon Walnut Creek II	Walnut Creek, CA	200	93	Q4 2017	Q3 2019	Q1 2020	Q2 2020	3,465	—	—	—	—
11.	Avalon Saugus (2)	Saugus, MA	280	93	Q2 2018	Q3 2019	Q1 2020	Q3 2020	2,365	—	—	—	—
12.	Avalon Doral	Doral, FL	350	111	Q2 2018	Q1 2020	Q3 2020	Q1 2021	2,215	—	—	—	—
13.	Avalon Norwood	Norwood, MA	198	61	Q2 2018	Q3 2019	Q1 2020	Q3 2020	2,345	—	—	—	—
	Mid Rise Under Construction Subtotal / Weighted Average		4,304	$1,696					$2,880

14.	AVA Wheaton	Wheaton, MD	319	$76	Q4 2015	Q3 2017	Q2 2018	Q4 2018	$1,900	100%	91%	80%	60%
15.	Avalon Maplewood	Maplewood, NJ	235	65	Q4 2015	Q4 2017	Q2 2018	Q3 2018	2,270	100%	97%	94%	83%
	Mid Rise Communities Completed Subtotal / Weighted Average		554	$141					$2,055

	Mid Rise Weighted Average Projected NOI as a % of Total Capital Cost (1)			6.0%

	Garden Communities:
1.	Avalon Piscataway	Piscataway, NJ	360	$89	Q2 2017	Q3 2018	Q2 2019	Q4 2019	$2,310	11%	16%	6%	—
2.	Avalon Sudbury	Sudbury, MA	250	85	Q3 2017	Q2 2018	Q1 2019	Q3 2019	2,770	26%	32%	16%	5%
3.	Avalon North Creek	Bothell, WA	316	84	Q4 2017	Q2 2019	Q1 2020	Q3 2020	2,105	—	—	—	—
	Garden Under Construction Subtotal / Weighted Average		926	$258					$2,365

	Garden Weighted Average Projected NOI as a % of Total Capital Cost (1)			6.6%

	Total / Weighted Average Under Construction and Completed this quarter		6,602	$2,960					$2,925

	Total Weighted Average Projected NOI as a % of Total Capital Cost (1)			5.7%

Asset Cost Basis (millions) (4):
	Total Capital Cost, under construction and completed			$3,324
	Total Capital Cost, disbursed to date			(2,100)
	Total Capital Cost, remaining to invest			$1,224

(1)
See Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Unconsolidated joint venture communities are excluded from weighted average projected NOI as a % of Total Capital Cost.

(2)
Developments containing at least 10,000 square feet of retail space include 15 West 61st Street (67,000 sf), Avalon Belltown Towers (11,000 sf), AVA Hollywood (19,000 sf) and Avalon Saugus (23,000 sf).

(3)
The Company is developing this project within an unconsolidated joint venture that was formed in July 2016, in which the Company owns a 55.0% interest. Total Capital Cost is for the venture and reflects the underlying land at the assigned contribution value upon formation of the venture.

(4)
Includes the communities presented on this attachment plus two additional communities with 941 apartment homes representing $415 million in Total Capital Costs which have completed construction but not yet achieved Stabilized Operations for the full quarter. Q2 2018 NOI for these 23 communities was $8 million. AVA North Point is included at AVB share.

Attachment 10

AvalonBay Communities, Inc.
Future Development as of June 30, 2018
(unaudited)

DEVELOPMENT RIGHTS (1)

		Estimated	Total Capital
	# of Rights	Number	Cost (1)
		of Homes	(millions)

Development Rights as of 12/31/2017	29	9,496	$3,788

Q1 2018
Q1 Additions	—	—	$—
Q1 Construction starts	—	—	—
Q1 Adjustments to existing Development Rights	(1)	(228)	(64)
Development Rights as of 3/31/2018	28	9,268	$3,724

Q2 2018
Q2 Additions	1	350	$111
Q2 Construction starts	(3)	(828)	(265)
Q2 Adjustments to existing Development Rights	(1)	(279)	(39)
Development Rights as of 6/30/2018	25	8,511	$3,531

Current Development Rights by Region as of June 30, 2018

New England	4	902	$353
Metro NY/NJ	9	3,434	1,368
Mid-Atlantic	3	1,058	300
Pacific Northwest	1	293	101
Northern California	5	1,543	828
Southern California	3	1,281	581
Total	25	8,511	$3,531

(1)	See Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 11
AvalonBay Communities, Inc.
Unconsolidated Real Estate Investments
June 30, 2018
(Dollars in thousands)
(unaudited)

				Select Operating Information
		Company	Number of	NOI (2)		Disposition Gains and Other Activity (2) (3)		Debt
Unconsolidated Real Estate	Number of	Ownership	Apartment	Q2	YTD	Q2	YTD	Principal	Interest
Investments (1)	Communities	Percentage	Homes	2018	2018	2018	2018	Amount (2)	Rate (4)

Multifamily Partners AC LP	6	28.6%	1,077	$5,920	11,903	—	—	$235,689	3.16%
Multifamily Partners AC JV LP	3	20.0%	921	4,450	8,855	—	—	162,300	(5) 6.00%
MVP I, LLC	1	25.0%	313	2,790	5,602	—	—	103,000	3.24%
Brandywine Apartments of Maryland, LLC	1	28.7%	305	1,333	2,500	—	—	22,480	3.40%
Total Unconsolidated Real Estate Investments	11		2,616	$14,493	$28,860	$—	$—	$523,469	4.07%

(1)	Excludes development joint ventures and joint ventures formed with Equity Residential as part of the Archstone acquisition.

(2)	NOI, outstanding indebtedness and disposition gains and other activity are presented at 100% ownership.

(3)
Disposition gains and other activity is composed primarily of gains on disposition of unconsolidated real estate investments, of which the Company's portion is included in joint venture income as presented on Attachment 1 - Condensed Consolidated Operating Information. During the six months ended June 30, 2018, there were no dispositions of unconsolidated real estate investments. The Company's portion of income from disposition gains and other activity for the six months ended June 30, 2017 was $8,697, related to dispositions by AvalonBay Value Added Fund II, L.P. ("Fund II").

(4)	Represents the weighted average interest rate as of June 30, 2018.

(5)	Borrowing is comprised of loans made by the equity investors in the venture in proportion to their equity interests.

Attachment 12
AvalonBay Communities, Inc.
Debt Structure and Select Debt Metrics
June 30, 2018
(Dollars in thousands)
(unaudited)

DEBT COMPOSITION AND MATURITIES

		Average Interest Rate (1)	Principal Amortization Payments and Maturities (2)
Debt Composition	Amount		Year	Secured notes amortization and maturities	Unsecured notes maturities	Total

Secured notes			2018	$55,017	$—	$55,017
Fixed rate	$535,869	3.8%	2019	118,546	—	118,546
Variable rate	909,568	3.2%	2020	143,112	650,000	793,112
Subtotal, secured notes	1,445,437	3.4%	2021	30,392	550,000	580,392
			2022	2,723	550,000	552,723
Unsecured notes			2023	2,899	600,000	602,899
Fixed rate	5,650,000	3.8%	2024	3,077	450,000	453,077
Variable rate	550,000	2.8%	2025	88,103	825,000	913,103
Subtotal, unsecured notes	6,200,000	3.7%	2026	3,485	775,000	778,485
			2027	188,073	400,000	588,073
Variable rate facility (3)	—	—	Thereafter	810,010	1,400,000	2,210,010
Total Debt	$7,645,437	3.7%		$1,445,437	$6,200,000	$7,645,437

SELECT DEBT METRICS (4)

Net Debt-to-Core EBITDAre	5.0x	Interest Coverage	6.5x	Unencumbered NOI	89%	Weighted avg years to maturity of total debt	10.2

DEBT COVENANT COMPLIANCE (4)

Unsecured Line of Credit Covenants	June 30, 2018	Requirement

Total Outstanding Indebtedness to Capitalization Value (5)	29.5%	<	60%
Combined EBITDA to Combined Debt Service	6.05x	>	1.50x
Unsecured Indebtedness to Unencumbered Asset Value	23.7%	<	65%
Secured Indebtedness to Capitalization Value (5)	5.6%	<	40%

Unsecured Senior Notes Covenants (6)	June 30, 2018	Requirement

Total Outstanding Indebtedness to Total Assets (7)	33.7%	<	65%
Secured Indebtedness to Total Assets (7)	6.3%	<	40%
Unencumbered Assets to Unsecured Indebtedness	325.3%	>	150%
Consolidated Income Available for Debt Service to the Annual Service Charge	6.35x	>	1.50x

(1)	Rates are as of June 30, 2018 and include costs of financing such as credit enhancement fees, trustees' fees, the impact of interest rate hedges and mark-to-market adjustments.

(2)
Principal amortization and maturities, including amounts due at maturity, exclude the Company's unsecured credit facility and any associated issuance discount, mark-to-market discounts and deferred financing costs.

(3)	Represents amounts outstanding at June 30, 2018 under the Company's $1.5 billion unsecured credit facility.

(4)	See Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(5)
Capitalization Value represents the Company’s Combined EBITDA for operating communities that the Company has owned for at least 12 months as of June 30, 2018, capitalized at a rate of 6% per annum, plus the book value of Development Communities and real estate communities acquired. For discussion of other defined terms, see "Debt Covenant Compliance" in Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(6)
The information about the Company’s unsecured senior notes covenants shows compliance with selected covenants under the Company’s 1998 Indenture, under which debt securities are outstanding with maturity dates through 2047, subject to prepayment or redemption at the Company’s election. See “Debt Covenant Compliance” in Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Different covenants apply to debt securities outstanding under the Company’s 2018 Indenture.

(7)
Total Assets represents the sum of the Company's undepreciated real estate assets and other assets, excluding accounts receivable. See "Debt Covenant Compliance" in Attachment 14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 13
AvalonBay Communities, Inc.
2018 Financial Outlook
As of July 30, 2018
(dollars in millions, except per share and apartment home data)
(unaudited)

Key Outputs (1)

	Annual 2018
	July 2018	January 2018
	Outlook	Outlook
EPS	$6.11 to $6.31	$5.83 to $6.23
Projected Growth (2)	(2.2)%	(5.0)%
FFO per share	$8.82 to $9.02	$8.67 to $9.07
Projected Growth (2)	5.6%	5.0%
Core FFO per share	$8.87 to $9.07	$8.73 to $9.13
Projected Growth (2)	4.1%	3.6%

Assumptions
Annual 2018
	July 2018	January 2018
	Outlook	Outlook

2018 Growth Assumptions - AvalonBay markets (3)
Expected job growth	1.5%	1.0%
Expected apartment deliveries	2.3%	2.4%

2018 Established Communities assumptions:
Revenue change	2.2% to 2.6%	1.5% to 2.75%
Operating expense change	2.2% to 2.8%	2.0% to 3.0%
Net operating income change	2.0% to 2.6%	1.25% to 2.75%

Expensed overhead (4)	$135 to $139	$132 to $142

Capitalized interest	$58 to $62	$60 to $70

Expected capital cost for Development Communities:
Started in 2018	$800 to $1,000	$800 to $1,000
Completed in 2018 (AVB share/gross)	$700 / $750	$700 / $750

2018 Projected NOI - Development Communities	$50 to $54	$47 to $57

Sources and Uses (2)

	July 2018	January 2018
	Outlook	Outlook

New capital provided from asset sales and capital markets activity	$950	$1,250

Capital used for development and redevelopment activity, including land	$1,100	$1,400

Capital used for debt redemptions and amortization	$150	$150

Projected increase in cash and cash equivalents during 2018*	$—	$—

* Represents the difference between cash and cash equivalents as of December 31, 2017 of $67 and projected cash and cash equivalents as of December 31, 2018 of $67 (per the January 2018 Outlook) and $60 (per the July 2018 Outlook).

(1)	See Attachment 14 for Definitions and Reconciliations of Non-GAAP Financial Measures, including the reconciliation of Projected EPS to Projected FFO per share and Projected Core FFO per share.

(2)	Data generally represents the mid-point of management's expected ranges for 2018.

(3)
Source: AVB Market Research Group, Moody's Analytics and National Association for Business Economics. Expected apartment deliveries reflect new market rate apartment deliveries as a percentage of existing market rate apartment stock. AVB markets exclude expansion markets (Southeast Florida and Denver).

(4)	Includes general and administrative expense, property management and investment overhead.

Attachment 14

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
June 30, 2018
(unaudited)

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

Asset Preservation Capex represents capital expenditures that will not directly result in increased revenue or expense savings.

Average Rent per Home, as calculated for certain Development Communities in lease-up, reflects management’s projected stabilized rents net of estimated stabilized concessions, including estimated stabilized other rental revenue and excluding projected commercial revenue. Projected stabilized rents are based on one or more of the following: (i) actual average leased rents on apartments leased through quarter end, (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations and (iii) Market Rents on unleased homes.

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Debt Covenant Compliance ratios for the Unsecured Line of Credit Covenants show the Company's compliance with selected covenants provided in the Company’s Fourth Amended and Restated Revolving Loan Agreement dated as of January 14, 2016 and the Company’s Term Loan Agreement dated February 28, 2017, which have been filed as exhibits to the Company’s SEC reports. The ratios for the Unsecured Senior Notes Covenants show the Company's compliance with selected covenants provided in the Company’s Indenture dated as of January 16, 1998, as supplemented by the First Supplemental Indenture dated as of January 20, 1998, Second Supplemental Indenture dated as of July 7, 1998, Amended and Restated Third Supplemental Indenture dated as of July 20, 2000, Fourth Supplemental Indenture dated as of September 18, 2006 and Fifth Supplemental Indenture dated as of November 21, 2014 (collectively, the “1998 Indenture), which have been filed as exhibits to the Company’s SEC reports. Different covenants apply to debt securities outstanding under the Company’s Indenture dated as of February 23, 2018, as supplemented by the First Supplemental Indenture dated as of March 26, 2018 and the Second Supplemental Indenture dated as of May 29, 2018 (collectively, the “2018 Indenture”), which have been filed as exhibits to the Company's SEC reports.

The Debt Covenant Compliance ratios are provided only to show the Company’s compliance with certain covenants contained in the Indenture governing its unsecured debt securities and in the Company’s Credit Facility and Term Loans, as of the date reported. These ratios should not be used for any other purpose, including without limitation to evaluate the Company’s financial condition or results of operations, nor do they indicate the Company’s covenant compliance as of any other date or for any other period. The capitalized terms in the disclosure are defined in the Indenture or the Credit Facility and the Term Loans, and may differ materially from similar terms (a) used elsewhere in this release and the Attachments and (b) used by other companies that present information about their covenant compliance. For risks related to failure to comply with these covenants, see “Risk Factors – Risks related to indebtedness” and other risks discussed in the Company’s Annual Report on Form 10-K and the Company’s other reports filed with the SEC.

Development Communities are communities that are under construction and for which a certificate or certificates of occupancy for the entire community has not been received. These communities may be partially complete and operating.

Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land, where the Company controls the land through a ground lease or owns land to develop a new community, or where the Company is the designated developer in a public-private partnership. The Company capitalizes related pre-development costs incurred in pursuit of new developments for which the Company currently believes future development is probable.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Attachment 14

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain (Loss) for disposed communities is based on their respective final settlement statements.  A reconciliation of the aggregate Economic Gain (Loss) to the aggregate gain on sale in accordance with GAAP for the four wholly-owned operating communities disposed during the six months ended June 30, 2018 is as follows (dollars in thousands):

GAAP Gain	$105,211

Accumulated Depreciation and Other	(45,527)

Economic Gain (Loss)	$59,684

Established Communities are consolidated communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2018 operating results, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2017, are not conducting or planning to conduct substantial redevelopment activities and are not held for sale or planned for disposition within the current year.

EBITDA, EBITDAre and Core EBITDAre are considered by management to be supplemental measures of our financial performance. EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization. EBITDAre is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), as EBITDA plus or minus losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property, with adjustments to reflect the Company's share of EBITDAre of unconsolidated entities. Core EBITDAre is the Company’s EBITDAre as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of the Company’s core business operations, Core EBITDAre can help one compare the core operating and financial performance of the Company between periods.  A reconciliation of EBITDA, EBITDAre and Core EBITDAre to net income is as follows (dollars in thousands):

	Q2	Q2
	2018	2017
Net income	$254,543	$165,194
Interest expense, net, inclusive of loss on extinguishment of debt, net	57,227	74,264
Income tax expense	58	58
Depreciation expense	156,685	141,439
EBITDA	$468,513	$380,955

Gain on sale of communities	(105,201)	(44,067)
Joint venture EBITDAre adjustments (1)	3,123	3,429
EBITDAre	$366,435	$340,317

Gain on other real estate transactions	(370)	—
Lost NOI from casualty losses covered by business interruption insurance	832	2,062
Advocacy contributions	303	—
Severance related costs	132	11
Development pursuit and other write-offs, net	243	412
Legal settlements	67	84
Core EBITDAre	$367,642	$342,886

(1) Includes joint venture interest, taxes and depreciation included in net income attributable to common stockholders.

Attachment 14

FFO and Core FFO are considered by management to be supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. By excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating and financial performance of a company’s real estate between periods or as compared to different companies. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of our core business operations, Core FFO can help one compare the core operating and financial performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2018	2017	2018	2017
Net income attributable to common stockholders	$254,662	$165,225	$396,305	$401,100
Depreciation - real estate assets, including joint venture adjustments	156,289	141,128	314,772	282,085
Distributions to noncontrolling interests	11	10	22	21
Gain on sale of unconsolidated entities holding previously depreciated real estate	—	—	—	(8,697)
Gain on sale of previously depreciated real estate	(105,201)	(44,067)	(105,201)	(132,016)
FFO attributable to common stockholders	305,761	262,296	605,898	542,493

Adjusting items:
Joint venture losses	7	115	7	381
Joint venture promote (1)	—	—	(925)	(6,765)
Impairment loss on real estate (2)(4)	—	—	—	9,350
Casualty (gain) loss, net on real estate (3)(4)	—	—	(58)	2,338
Lost NOI from casualty losses covered by business interruption insurance (5)	832	2,062	1,730	3,867
Loss on extinguishment of consolidated debt	642	24,162	1,039	24,162
Advocacy contributions	303	—	606	—
Hedge ineffectiveness	—	(753)	—	(753)
Severance related costs	132	11	502	135
Development pursuit and other write-offs, net	243	412	570	835
Gain on other real estate transactions	(370)	—	(323)	(366)
Legal settlements	67	84	367	84
Core FFO attributable to common stockholders	$307,617	$288,389	$609,413	$575,761

Average shares outstanding - diluted	138,215,010	138,173,151	138,184,295	137,853,625

Earnings per share - diluted	$1.84	$1.20	$2.87	$2.91
FFO per common share - diluted	$2.21	$1.90	$4.38	$3.94
Core FFO per common share - diluted	$2.23	$2.09	$4.41	$4.18

(1) Represents the Company's promoted interest in Fund II.
(2) Amount for YTD 2017 includes an impairment charge for a land parcel the Company had acquired for development and sold in July 2017.
(3) Amount for YTD 2017 includes $19,481 for the Maplewood casualty loss, partially offset by $17,143 of property damage insurance proceeds.
(4) Aggregate impact of (i) Impairment loss on real estate and (ii) Casualty (gain) loss, net on real estate, is a gain of $58 and a loss of $11,688 for YTD 2018 and YTD 2017, respectively, as shown on Attachment 1 - Condensed Consolidated Operating Information.

(5) Amounts for 2018 relates to the Maplewood casualty loss in Q1 2017, for which the Company recognized $3,495 in business interruption insurance proceeds in Q3 2017. Amounts for 2017 primarily relate to a casualty event at Avalon at Edgewater ("Edgewater") in Q1 2015, for which the Company received $20,306 in business interruption insurance proceeds in Q1 2016. Amounts for 2017 also include $292 related to the Maplewood casualty loss.

Attachment 14

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Interest Coverage is calculated by the Company as Core EBITDAre, divided by the sum of interest expense, net, and preferred dividends, if applicable. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. A calculation of Interest Coverage for the three months ended June 30, 2018 is as follows (dollars in thousands):

Core EBITDAre	$367,642

Interest expense, net	$56,585

Interest Coverage	6.5 times

Like-Term Effective Rent Change represents the percentage change in effective rent between two leases of the same lease term category for the same apartment. The Company defines effective rent as the contractual rent for an apartment less amortized concessions and discounts. Average Like-Term Effective Rent Change is weighted based on the number of leases meeting the criteria for new move-in and renewal like-term effective rent change. New move-in like-term effective rent change is the change in effective rent between the contractual rent for a resident who moves out of an apartment, and the contractual rent for a resident who moves into the same apartment with the same lease term category. Renewal like-term effective rent change is the change in effective rent between two consecutive leases of the same lease term category for the same resident occupying the same apartment.

Market Rents as reported by the Company are based on the current market rates set by the Company based on its experience in renting apartments and publicly available market data. Trends in market rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Net Debt-to-Core EBITDAre is calculated by the Company as total debt that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized second quarter 2018 Core EBITDAre, as adjusted. A calculation of Net Debt-to-Core EBITDAre is as follows (dollars in thousands):

Total debt principal (1)	$7,645,437
Cash and cash in escrow	(349,897)
Net debt	$7,295,540

Core EBITDAre	$367,642

Core EBITDAre, annualized	$1,470,568

Net Debt-to-Core EBITDAre	5.0 times

(1) Balance at June 30, 2018 excludes $10,666 of debt discount and $37,091 of deferred financing costs as reflected in unsecured notes, net, and $16,271 of debt discount and $10,131 of deferred financing costs as reflected in notes payable on the Condensed Consolidated Balance Sheets.

Attachment 14

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed acquisition, development and other pursuit costs, net of recoveries, interest expense, net, loss (gain) on extinguishment of debt, net, general and administrative expense, joint venture income, depreciation expense, corporate income tax expense, casualty and impairment loss (gain), net, gain on sale of communities, loss (gain) on other real estate transactions and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q2	Q2	Q1	Q4	YTD	YTD
	2018	2017	2018	2017	2018	2017
Net income	$254,543	$165,194	$141,590	$237,486	$396,133	$400,975
Indirect operating expenses, net of corporate income	18,913	16,423	18,082	16,926	36,996	32,720
Investments and investment management expense	1,529	1,455	1,643	1,659	3,172	2,776
Expensed acquisition, development and other pursuit costs, net of recoveries	889	570	800	649	1,689	1,298
Interest expense, net	56,585	50,102	55,113	52,523	111,698	99,397
Loss on extinguishment of debt, net	642	24,162	397	1,310	1,039	24,162
General and administrative expense	14,502	14,005	13,664	11,904	28,166	27,231
Joint venture income	(789)	(1,146)	(1,740)	(358)	(2,529)	(17,819)
Depreciation expense	156,685	141,439	159,059	157,100	315,743	282,060
Casualty and impairment (gain) loss, net	—	—	(58)	(5,438)	(58)	11,688
Gain on sale of communities	(105,201)	(44,067)	—	(92,845)	(105,201)	(132,016)
(Gain) loss on other real estate transactions	(370)	—	47	11,153	(323)	(366)
NOI from real estate assets sold or held for sale	(4,442)	(9,727)	(5,458)	(6,828)	(9,900)	(21,493)
NOI	$393,486	$358,410	$383,139	$385,241	$776,625	$710,613

Established:
New England	$38,354	$36,762	$37,643	$38,571	$75,997	$73,733
Metro NY/NJ	72,913	72,027	71,921	74,274	144,835	143,323
Mid-Atlantic	41,759	40,331	41,067	41,973	82,826	81,314
Pacific NW	15,234	15,010	14,838	16,073	30,072	29,940
No. California	70,342	68,608	69,059	68,772	139,400	136,437
So. California	60,473	57,999	59,394	59,372	119,867	116,309
Total Established	299,075	290,737	293,922	299,035	592,997	581,056
Other Stabilized	47,264	32,019	45,386	44,662	92,650	59,438
Redevelopment	35,190	35,547	34,335	35,137	69,525	70,727
Development	11,957	107	9,496	6,407	21,453	(608)
NOI	$393,486	$358,410	$383,139	$385,241	$776,625	$710,613

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

Attachment 14

	Q2	Q2	YTD	YTD
	2018	2017	2018	2017

Revenue from real estate assets sold or held for sale	$6,778	$15,138	$15,241	$33,198
Operating expenses from real estate assets sold or held for sale	(2,336)	(5,411)	(5,341)	(11,705)
NOI from real estate assets sold or held for sale	$4,442	$9,727	$9,900	$21,493

NOI Enhancing Capex represents capital expenditures that the Company expects will directly result in increased revenue or expense savings, and excludes any capital expenditures for Redevelopment Communities.

Other Stabilized Communities are completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2018. Other Stabilized Communities do not include communities that are conducting or planning to conduct substantial redevelopment activities.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected Net Income from projected operating performance. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the third quarter and full year 2018 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Projected Core FFO per share are as follows:

	Low Range	High Range
Projected EPS (diluted) - Q3 2018	$1.63	$1.69
Depreciation (real estate related)	1.09	1.15
Gain on sale of communities	(0.52)	(0.58)
Projected FFO per share (diluted) - Q3 2018	2.20	2.26

Advocacy contributions	0.01	0.01
Loss on extinguishment of consolidated debt	0.01	0.01
Projected Core FFO per share (diluted) - Q3 2018	$2.22	$2.28

Projected EPS (diluted) - Full Year 2018	$6.11	$6.31
Depreciation (real estate related)	4.42	4.62
Gain on sale of communities	(1.71)	(1.91)
Projected FFO per share (diluted) - Full Year 2018	8.82	9.02

Joint venture promote and other income, development pursuit, other write-offs and other	0.01	0.01
Lost NOI from casualty losses covered by business interruption insurance	0.01	0.01
Advocacy contributions	0.01	0.01
Loss on extinguishment of consolidated debt	0.02	0.02
Projected Core FFO per share (diluted) - Full Year 2018	$8.87	$9.07

Attachment 14

Projected NOI, as used within this release for certain Development Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development Communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development Communities do not include property management fee expense. Projected gross potential for Development Communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development Communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Projected Stabilized Yield (also expressed as “weighted average initial stabilized yield” or words of similar meaning) means Projected NOI as a percentage of Total Capital Cost.

Redevelopment Communities are consolidated communities where substantial redevelopment is in progress or is planned to begin during the current year. Redevelopment is considered substantial when capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and is expected to have a material impact on the operations of the community, including occupancy levels and future rental rates.

Redevelopment Communities include 15 communities containing 6,536 apartment homes that are currently under active redevelopment as of June 30, 2018, with an expected Total Capital Cost of $281,000,000, of which $151,000,000 is remaining to invest. In addition, during 2017, the Company commenced the reconstruction of the building that was destroyed in the Edgewater casualty loss in 2015. Upon completion, the new Edgewater building is expected to contain 240 apartment homes and be reconstructed for $60,000,000 excluding costs incurred prior to the start of reconstruction. The new Edgewater building's 240 apartment homes are currently excluded from the Company's home count and per home and occupancy metrics in this release, and will be included in the Company's home count upon completion.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

Attachment 14

	Q2	Q2	YTD	YTD
	2018	2017	2018	2017
Rental revenue (GAAP basis)	$420,363	$409,966	$835,987	$815,875
Concessions amortized	313	1,347	673	3,089
Concessions granted	(147)	(299)	(562)	(1,053)

Rental Revenue with Concessions
on a Cash Basis	$420,529	$411,014	$836,098	$817,911

% change -- GAAP revenue		2.5%		2.5%

% change -- cash revenue		2.3%		2.2%

Stabilized Operations/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP. For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured debt as of June 30, 2018 as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the six months ended June 30, 2018 is as follows (dollars in thousands):

Year to Date
NOI
NOI for Established Communities	$592,997
NOI for Other Stabilized Communities	92,650
NOI for Redevelopment Communities	69,525
NOI for Development Communities	21,453
NOI from real estate assets sold or held for sale	9,900
Total NOI generated by real estate assets	786,525
NOI on encumbered assets	85,311
NOI on unencumbered assets	$701,214

Unencumbered NOI	89%